Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation in this Registration Statement on Form S-8 of our report dated April 29, 2008 relating to the consolidated financial statements, and schedule of Comarco, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended January 31, 2008.

/s/ BDO Seidman, LLP
BDO Seidman, LLP Costa Mesa, California

December 30, 2008